Exhibit 99.1

FOR IMMEDIATE RELEASE	October 22, 2008
Parkvale Financial Corporation announces earnings
for the first quarter of fiscal 2009
     Parkvale Financial Corporation Monroeville, PA (NASDAQ: PVSA) reported net income for the quarter ended September 30, 2008, of $1.1 million or $0.20 per diluted share compared to net income of $3.6 million or $0.65 per diluted share for the quarter ended September 30, 2007. The $2.5 million decrease in net income for the September 2008 quarter reflects a $3.9 million writedown of equity and debt securities mitigated by related tax benefits of $1.3 million. On an operating basis, excluding the security writedowns, net income for the September 2008 quarter would have been $3.7 million or $0.67 per share. Management believes that excluding the security writedowns offers a better basis of comparison with prior periods. Other changes in net income reflect a $988,000 increase in net interest income, a $114,000 decrease in noninterest expense and a $607,000 decrease in income tax expense, offset by a $324,000 increase in provision for loan loss. Net interest income increased to $10.9 million for the quarter ended September 30, 2008 from $9.9 million for the September 2007 quarter primarily due to a decrease in the cost of funds.
     The security writedowns reduced the carrying value by $2.6 million of preferred stock investments in Freddie Mac, the largest U.S. Government sponsored mortgage company, and by $1.3 million of a debt investment in Washington Mutual, to their market values at September 30, 2008. These writedowns, less tax benefits, resulted in a net charge of $0.47 per share. These investments remain in the portfolio and it is management’s intent to hold such investments until market conditions improve for these securities.
     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 48 offices in the Tri-State area and assets of $1.8 billion at September 30, 2008.
(Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr. President and CEO (412) 373-4815	Timothy G. Rubritz Chief Financial Officer (412) 373-4817 email: timothy.rubritz@parkvale.com

PARKVALE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands except per share data)
(Unaudited)

	Three months ended
	September 30,
	2008	2007

Total interest income	$23,820	$24,814
Total interest expense	12,923	14,905

Net interest income	10,897	9,909
Provision for loan losses	1,027	703

Net interest income after provision for losses	9,870	9,206
Net gain on sale and (writedown) of securities	(3,922)	—
Other noninterest income	2,740	2,747
Total noninterest expense	7,096	7,210

Income before income taxes	1,592	4,743
Income tax expense	487	1,094

Net income	$1,105	$3,649

Basic earnings per share	$0.20	$0.65
Diluted earnings per share	$0.20	$0.65
Cash dividends declared per share	$0.22	$0.22
SELECTED FINANCIAL DATA
(In Thousands except per share data)

	Sept. 30,	June 30,	Sept. 30,
	2008	2008	2007

Total assets	$1,828,077	$1,851,392	$1,846,756
Deposits	1,482,400	1,493,685	1,474,628
Total loans, net of allowance	1,181,938	1,201,665	1,221,914
Loan loss allowance	15,052	15,249	14,819
Nonperforming loans and foreclosed real estate	16,449	15,808	8,735
Ratio to total assets	0.90%	0.85%	0.47%
Allowance for loan losses as a % of gross loans	1.26%	1.25%	1.20%
Total shareholders’ equity	$131,258	$131,631	$129,273
Book value per share	23.94	24.01	23.39
OTHER SELECTED DATA

	Three months ended
	September 30,
	2008	2007

Average yield earned on all interest-earning assets	5.47%	5.77%
Average rate paid on all interest-bearing liabilities	3.07%	3.54%
Average interest rate spread	2.40%	2.23%
Net yield on average interest-earning assets	2.50%	2.30%
Return on average assets	0.24%	0.80%
Return on average equity	3.28%	11.27%
Other noninterest expenses to average assets	1.53%	1.58%

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PARKVALE FINANCIAL CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollar Amounts in Thousands, except share data)

	Sept. 30,	June 30,
	2008	2008
ASSETS

Cash and noninterest-earning deposits	$19,576	$18,692
Federal funds sold	89,000	86,000

Cash and cash equivalents	108,576	104,692

Interest-earning deposits in other institutions	8,449	7,252
Investment securities available for sale (cost of $31,183 at September 30 and $34,845 at June 30)	27,222	31,347
Investment securities held to maturity (fair value of $380,380 at September 30 and $383,853 at June 30)	406,358	413,028
Loans, net of allowance of $15,052 at September 30 and $15,249 at June 30	1,181,938	1,201,665
Foreclosed real estate, net	5,353	3,279
Office properties and equipment, net	18,617	18,851
Goodwill	25,634	25,634
Intangible assets and deferred charges	4,468	4,695
Prepaid expenses and other assets	41,462	40,949

Total assets	$1,828,077	$1,851,392

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES
Deposits	$1,482,400	$1,493,685
Advances from Federal Home Loan Bank	186,372	191,430
Trust preferred securities	0	0
Other debt	18,572	21,965
Escrow for taxes and insurance	4,765	7,754
Other Liabilities	4,710	4,927

Total Liabilities	1,696,819	1,719,761

SHAREHOLDERS’ EQUITY
Preferred Stock ($1.00 par value; 5,000,000 shares authorized; 0 shares issued)	—	—
Common Stock ($1.00 par value; 10,000,000 shares authorized; 6,734,894 shares issued)	6,735	6,735
Additional Paid in Capital	4,026	4,026
Treasury Stock at cost (1,252,199 shares in September and 1,253,199 in June)	(26,597)	(26,618)
Accumulated Other Comprehensive Income	(2,515)	(2,222)
Retained earnings	149,609	149,710

Total Shareholders’ Equity	131,258	131,631

Total Liabilities and Shareholders’ Equity	$1,828,077	$1,851,392

Shareholders’ Equity per share	$23.94	$24.01

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PARKVALE FINANCIAL CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollar Amounts in Thousands, except per share data)

	Three months ended
	September 30,
	2008	2007

Interest Income:
Loans	$17,582	$18,398
Investments	5,735	4,980
Federal funds sold	503	1,436

Total interest income	23,820	24,814

Interest Expense:
Savings deposits	10,423	11,961
Borrowings	2,500	2,780
Trust preferred securities	0	164

Total interest expense	12,923	14,905

Net interest income	10,897	9,909
Provision for loan losses	1,027	703

Net interest income after provision for losses	9,870	9,206

Noninterest Income:
Service charges on deposit accounts	1,742	1,777
Other fees and service charges	383	287
Net gain on sale and (writedown) of securities	(3,922)	0
Other	615	683

Total noninterest income	(1,182)	2,747

Noninterest Expense:
Compensation and employee benefits	4,008	4,135
Office occupancy	1,106	1,128
Marketing	169	173
FDIC insurance	61	41
Office supplies, telephone, and postage	461	457
Other	1,291	1,276

Total noninterest expense	7,096	7,210

Income before income taxes	1,592	4,743
Income tax expense	487	1,094

Net income	$1,105	$3,649

Net income per share:
Basic	$0.20	$0.65
Diluted	$0.20	$0.65
Dividends per share	$0.22	$0.22

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